EXHIBIT 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2012 AND 2011

(UNAUDITED)

TABLE OF CONTENTS

Page
Number
Financial Statements:

Statement of Income for the three months ended March 31, 2012 and 2011	3

Balance Sheet as of March 31, 2012 and 2011	4

Statement of Cash Flows for the three months ended March 31, 2012 and 2011	6

Statement of Changes in Shareholder’s Equity	7

Notes to the Financial Statements	8

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Operating Revenues	$190,506	$198,226

Operating Expenses
Operation
Purchased power	40,658	49,263
Operation and maintenance	56,166	56,338
Transmission wholesale	16,048	17,022
Depreciation and amortization	23,972	24,286
Taxes - other than income taxes	16,418	18,263
Total Operating Expenses	153,262	165,172
Operating Income	37,244	33,054

Other Income and (Deductions), net	6,076	5,621

Interest Charges, net
Interest on long-term debt	9,122	10,099
Other interest, net	1,352	(58)
	10,474	10,041
Amortization of debt expense and redemption premiums	365	413
Total Interest Charges, net	10,839	10,454

Income Before Income Taxes, Equity Earnings	32,481	28,221

Income Taxes	15,324	11,858

Income Before Equity Earnings	17,157	16,363
Income from Equity Investments	4,487	2,062

Net Income	$21,644	$18,425

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	March 31,	March 31,
	2012	2011
Current Assets
Unrestricted cash and temporary cash investments	$606	$6,957
Restricted cash	5,680	3,636
Accounts receivable less allowance of $3,400	89,451	96,330
Other accounts receivable	13,558	11,283
Unbilled revenues	35,049	36,900
Current regulatory assets (Note A)	51,977	40,876
Deferred income taxes	20,143	20,607
Refundable taxes	25,737	19,464
Current portion of derivative assets (Note A)	10,893	6,886
Other	12,540	14,006
Total Current Assets	265,634	256,945

Other investments
Equity investment in GenConn (Note A)	130,824	64,842
Other	6,348	8,485
Total Other investments	137,172	73,327

Net Property, Plant and Equipment	1,553,552	1,377,082

Regulatory Assets (future amounts due from customers through the ratemaking process) (Note A)	653,330	634,319

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,894	7,084
Related party note receivable	-	62,483
Other long-term receivable	1,277	1,281
Derivative assets (Note A)	68,902	43,470
Other	10,938	7,468
Total Deferred Charges and Other Assets	88,011	121,786

Total Assets	$2,697,699	$2,463,459

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	March 31,	March 31,
	2012	2011
Current Liabilities
Line of credit borrowings	$197,000	$24,000
Notes payable	17,000	-
Current portion of long-term debt	-	62,283
Accounts payable	87,846	92,023
Dividends payable	19,700	19,300
Accrued liabilities	24,162	32,253
Current regulatory liabilities (Note A)	12,146	42,422
Taxes accrued	9,698	-
Interest accrued	8,363	8,282
Current portion of derivative liabilities (Note A)	29,427	19,908
Total Current Liabilities	405,342	300,471

Noncurrent Liabilities
Pension accrued	133,516	124,801
Connecticut Yankee contract obligation (Note J)	13,490	16,474
Other post-retirement benefits accrued	46,127	52,706
Derivative liabilities (Note A)	226,486	185,902
Other	19,604	21,895
Total Noncurrent Liabilities	439,223	401,778

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	421,060	350,094

Regulatory Liabilities (future amounts owed to customers through the ratemaking process) (Note A)	92,488	73,108

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	670,460	670,460

Common Stock Equity
Common stock	1	1
Paid-in capital	529,730	529,730
Retained earnings	139,395	137,817
Net Common Stock Equity	669,126	667,548

Total Capitalization	1,339,586	1,338,008

Total Liabilities and Capitalization	$2,697,699	$2,463,459

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$21,644	$18,425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,337	24,699
Deferred income taxes	20,757	11,629
Allowance for funds used during construction (AFUDC) - equity	(2,065)	(2,645)
Stock-based compensation expense (Note A)	269	1,658
Pension expense	5,303	6,968
Undistributed (earnings) losses in equity investments	(4,487)	(2,062)
Excess generation service charge	(3,565)	(1,423)
Deferred Transmission (income) expense	(10,190)	6,608
Cash distribution received from GenConn	4,743	-
Other non-cash items, net	(3,978)	(1,717)
Changes in:
Accounts receivable, net	(4,820)	(4,015)
Unbilled revenues	2,969	6,498
Prepayments	(4,771)	(5,729)
Accounts payable	(10,841)	(6,428)
Interest accrued	(2,495)	(2,628)
Taxes accrued/refundable, net	27,641	(1,263)
Accrued liabilities	(4,943)	(10,523)
Accrued pension	(15,581)	(39,928)
Other assets	(118)	315
Other liabilities	411	2,058
Total Adjustments	18,576	(17,928)
Net Cash provided by Operating Activities	40,220	497

Cash Flows from Investing Activities
Related party note receivable	-	(500)
Plant expenditures including AFUDC debt	(52,709)	(75,220)
Changes in restricted cash	859	(1,237)
Deposits in New England East West Solution (NEEWS) (Note C)	(1,270)	-
Other	87	-
Net Cash (used in) Investing Activities	(53,033)	(76,957)

Cash Flows from Financing Activities
Equity infusion from parent	-	60,000
Issuances of long-term debt	103,500	-
Payments on long-term debt	(103,500)	-
Line of credit borrowings (repayments), net	(3,000)	24,000
Payment of common stock dividend	(13,800)	(13,300)
Debt borrowings, net of discount	-	500
Notes payable	17,000	-
Other	(354)	-
Net Cash provided by Financing Activities	(154)	71,200

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(12,967)	(5,260)
Balance at beginning of period	13,573	12,217
Balance at end of period	606	6,957

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$18,341	$31,718

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
March 31, 2012 and 2011
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of March 31, 2010	100	$1	$469,730	$139,287	$609,018

Net income				65,530	65,530
Cash dividends				(67,000)	(67,000)
Equity infusion from parent			60,000		60,000
Balance as of March 31, 2011	100	$1	$529,730	$137,817	$667,548

Net income				72,078	72,078
Cash dividends				(70,500)	(70,500)
Balance as of March 31, 2012	100	$1	$529,730	$139,395	$669,126

The accompanying Notes to the Financial Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)   BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a 50-50 joint venturer, together with NRG Energy, Inc. (NRG), in GenConn Energy LLC (GenConn), a project selected to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the DPUC.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, May 16, 2012.

Derivatives

UI is party to contracts and involved in transactions that have been determined to be derivatives and are discussed below. The fair value of the gross derivative assets and liabilities as of March 31, 2012 and 2011 were as follows:

	March 31, 2012
	(In Thousands)

	Current Portion	Noncurrent Portion	Current Portion	Noncurrent Portion
	Derivative Assets	Derivative Assets	Derivative Liabilities	Derivative Liabilities

Contracts for differences	$10,893	$68,902	$(29,427)	$(226,486)

	March 31, 2011
	(In Thousands)

	Current Portion	Noncurrent Portion	Current Portion	Noncurrent Portion
	Derivative Assets	Derivative Assets	Derivative Liabilities	Derivative Liabilities

Contracts for differences	$6,886	$43,470	$(19,908)	$(185,902)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act (EIA), PURA initiated a process to solicit bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and CL&P execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  As directed by PURA, UI executed two of the contracts and CL&P executed the other two contracts.  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion of CL&P’s derivative, pursuant to the cost-sharing agreement noted above.  As of March 31, 2012, UI has recorded a gross derivative asset of $79.8 million, a regulatory asset of $176.2 million, and a gross derivative liability of $255.9 million ($156.2 million of which is related to UI’s portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The unrealized gains and losses from mark-to-market adjustments to derivatives recorded in regulatory assets or regulatory liabilities for the three month periods ended March 31, 2012 and 2011 were as follows:

	Three Months Ended
	March 31,
	2012	2011
	(In Thousands)

Regulatory Assets - Derivative liabilities	$(7,948)	$40,161

Regulatory Liabilities - Derivative assets	$(28)	$6,332

Equity Investments

In February 2008, UI and an NRG affiliate formed GenConn, a 50-50 joint venture, for the purpose of constructing peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $130.8 million and $64.8 million as of March 31, 2012 and 2011, respectively.

UI’s income from its equity investment in GenConn was $4.5 million and $2.1 million for the three month periods ended March 31, 2012 and 2011, respectively.  During the three month period ended March 31, 2012, UI received cash distributions from GenConn of $4.7 million.  As of March 31, 2012, the undistributed earnings from UI’s equity investment in GenConn were approximately $4.3 million.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Regulatory Accounting

UI’s regulatory assets and liabilities as of March 31, 2012 and 2011 included the following:

	Remaining	March 31,	March 31,
	Period	2012	2011
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$267,832	$288,277
Income taxes due principally to book-tax differences	(b)	-	9,427
Connecticut Yankee	4 years	13,490	16,474
Unamortized redemption costs	9 to 21 years	12,705	13,507
Pension and other post-retirement benefit plans	(c)	179,938	171,279
Contracts for differences	(d)	176,157	155,522
Excess generation service charge	(e)	17,323	10,135
Storm Costs	(g)	29,756	8,149
Other	(b)	8,106	2,425
Total regulatory assets		705,307	675,195
Less current portion of regulatory assets		51,977	40,876
Regulatory Assets, Net		$653,330	$634,319

Regulatory Liabilities:
Accumulated deferred investment tax credits	32 years	$4,721	$4,868
Income taxes due principally to book-tax differences	(b)	17,158	-
Deferred gain on sale of property	(a)	37,798	37,798
Middletown/Norwalk local transmission network service collections	39 years	22,405	22,978
Pension and other post-retirement benefit plans	Not applicable	-	3,303
Deferred transmission expense	(f)	1,437	33,644
Other	(b)	21,115	12,939
Total regulatory liabilities		104,634	115,530
Less current portion of regulatory liabilities		12,146	42,422
Regulatory Liabilities, Net		$92,488	$73,108

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in 2013.  The remaining balances will be fully offset by amounts primarily included in income taxes due principally to book-tax differences.
(b) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(c) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(d) Asset life is equal to delivery term of related contracts (which vary from approximately 8 - 15 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(e) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(f) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(g) Storm costs include accumulated costs for major storms occurring from January 2009 forward. UI will seek recovery of these costs in future rate proceedings.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the three month periods ended March 31, 2012 and 2011 was $0.3 million and $1.7 million, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Financial Statements.  Such exposure to loss cannot be determined at this time.

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures,” which UI adopted on a prospective basis on January 1, 2012.  The adoption of the amendments resulted in additional details being included in new and existing tabular fair value disclosures as well as additional discussion regarding unobservable inputs.  The implementation of this guidance did not have a material impact on UI’s financial statements.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of March 31, 2012 and 2011.

Long-Term Debt

Due to conditions in the municipal bond market, UI determined it was economically favorable to refinance multiple series of pollution control revenue bonds in the aggregate principal amount outstanding of $103.5 million with notes issued in the private placement market.  On January 30, 2012, UI entered into a Note Purchase Agreement with a group of institutional accredited investors to issue $203.5 million principal amount of senior unsecured notes.   On January 30, 2012, $103.5 million of such notes were issued as follows:  3.61%, Series B, due January 31, 2022, in the principal amount of $51.5 million and 4.89%, Series D, due January 30, 2042, in the principal amount of $52 million.  On April 2, 2012, the remaining $100 million of such notes were issued as follows:  2.98%, Series A, due January 31, 2019, in the principal amount of $31 million, 3.61%, Series C, due January 31, 2022 in the principal amount of $34 million and 4.89%, Series E, due January 30, 2042, in the principal amount of $35 million.

(C)  REGULATORY PROCEEDINGS

PURA has opened an investigation of the service response and communications of UI, among other utilities, following power outages resulting from Tropical Storm Irene, which passed through Connecticut in August 2011, and the autumn nor’easter, which passed through Connecticut in October 2011 (the Storms).  UI expects PURA to issue a final decision in June 2012.  On January 9, 2012, a panel formed by Connecticut Governor Malloy issued its “Report of the Two Storm Panel” (the Report).  The Report considered areas such as (i) utility preparedness, tree trimming and infrastructure hardening, (ii) communications and information sharing, and (iii) municipal matters such as preparedness, road safety and shelter operations.  The Report also makes a number of recommendations with respect to emergency preparedness in the State of Connecticut. UI is unable to assess if any of the recommendations related to Connecticut’s utilities will be implemented in the future, but expects any costs associated with any related legislative or regulatory action to be fully recoverable.

Rates

UI’s allowed distribution return on equity established by PURA is 8.75%.   UI is required to return 50% of any distribution earnings over the allowed twelve month level to customers by means of an earnings sharing mechanism.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

UI filed its distribution 2011 rate year decoupling results, which included a decoupling adjustment of approximately $5.1 million to be collected from customers, with PURA on April 2, 2012.  PURA is expected to issue a decision on the decoupling adjustment in the third quarter of 2012.  Additionally, last resort service Generation Service Charge rates have been approved for the period through June 30, 2012.

Approval for the Issuance of Debt

UI has PURA approval for the issuance of up to $379 million principal amount of debt securities from 2010 through 2013 (the Proposed Notes).  The proceeds from the sales of the Proposed Notes may be used by UI for the following purposes:  (1) to finance capital expenditures; (2) the repayment, in July 2011, of the equity bridge loan, the proceeds of which were used to finance UI’s equity contribution in GenConn for the development and construction of  GenConn Devon and GenConn Middletown; (3) to fund UI’s pension plan; (4) to partially repay short-term borrowings that are incurred to temporarily fund the preceding needs; (5) to pay for issuance costs related to the Proposed Notes; (6) to repay $103.5 million principal amount outstanding of pollution control revenue bonds, which were remarketed in the municipal bond market in February 2012, and (7) for general corporate purposes.  UI has issued $303.5 million principal amount of senior unsecured notes pursuant to such PURA approval, $100 million of which were issued in July 2010, $103.5 million of which were issued in January 2012 and $100 million of which were issued in April 2012.

Power Supply Arrangements

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2012 and 40% of 2013.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  As such, UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt was to fall below investment grade.  In October 2011, Moody’s Investor Services released its updated credit opinion for UI and maintained its Baa2 rating with a stable outlook.   In May 2011, Standard & Poors’ Investor Services released its updated credit opinion for UI, maintaining its BBB rating with a stable outlook.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such a situation had been in effect as of March 31, 2012, UI would have had to post approximately $9.8 million in collateral.

New Renewable Source Generation

Under Connecticut law, electric distribution companies were required to enter into contracts to purchase the output of new renewable generation totaling at least 150 MW, at prices and upon terms approved by PURA in accordance with statutory requirements.  PURA approved a number of these projects from 2007 through 2009, all of which are governed by a cost sharing agreement with CL&P whereby UI pays approximately 20% of the costs and obtains approximately 20% of the benefits of such contracts. UI was a direct party to two of the contracts.   UI’s costs associated with all such contracts are recoverable, whether UI is a direct party or pursuant to the sharing agreement.  On September 7, 2011, PURA issued a report to the legislature stating that, of the original 150 MW, only 47 MW have the capability of achieving commercial operation within contractual deadlines.  One of the contracts to which UI was a direct party has since been terminated.  Many of the other contracts are also expected to be terminated as the commercial operation deadlines expire.

Under a 2011 Connecticut law (PA 11-80), UI and CL&P are required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) from new facilities installed behind distribution customer meters.  Under this program, UI will be required to enter into contracts totaling up to $200 million in commitments over an approximate 21 year period.  The obligations will phase in over a six year solicitation period, and are expected to peak at an annual

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

commitment level of about $13.6 million/year after six years.  The cost of the contracts is expected to be partially mitigated through the resale of the RECs.  PA 11-80 provides that the remaining costs of the contracts are recoverable through a non bypassable reconciling component of electric rates.  In December 2011, UI and CL&P submitted a joint petition to PURA outlining a plan to address the new requirements.  PURA approved the program in a final decision on April 4, 2012.  UI expects to be issuing the initial program request for proposal during the second quarter of 2012.

PA 11-80 also allows for the development of 30 MW of grid-connected renewable energy whereby UI & CL&P are each allowed to develop projects capable of generating up to 10 MW and the Department of Energy and Environmental Protection (DEEP) is to solicit 10 MW from the market.  In December 2011, DEEP announced that it had selected two 5 MW solar projects in CL&P service territory.  UI anticipates that CL&P will execute contracts to purchase energy and associated products from both projects, and that a sharing arrangement will be executed between UI and CL&P.  Pursuant to PA 11-80, the costs of payments made to projects are recoverable through a non bypassable reconciling component of electric rates.  On January 18, 2012, UI filed a proposal with PURA outlining a framework for approval of UI’s renewable connections program under which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  UI expects PURA to issue a final decision in the third quarter of 2012.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  In December 2011, CL&P submitted an application to the Connecticut Siting Council seeking siting approval of the Interstate Reliability Project.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement. Such termination would have no affect on the assets previously transferred to UI.

Through March 31, 2012, UI has made deposits totaling $10.9 million in NEEWS and expects to make the remaining deposits over a period of three to five years, depending on the timing and amount of CL&P’s capital expenditures and the projects’ in service dates.  UI earned pre-tax income of approximately $0.3 million on such deposits in the three month period ended March 31, 2012.  On April 30, 2012, UI made an additional deposit in NEEWS of approximately $2.1 million.

(D)   SHORT-TERM CREDIT ARRANGEMENTS

As of March 31, 2012, UI had $197 million of borrowings outstanding under the revolving credit agreement, dated as of November 17, 2010, entered into by and among UIL Holdings and its regulated subsidiaries including UI, together with a group of banks named therein (the Credit Facility).  UI has an outstanding standby letter of credit in the amount of $0.4 million, which expires on December 31, 2012.  Available credit under the Credit Facility at March 31, 2012 totaled $52.6 million for UI.  UI records borrowings under the Credit Facility as short-term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

On January 13, 2012, UI entered into a revolving credit agreement with JPMorgan Chase Bank, N.A. that was due to expire on July 13, 2012 (the UI Credit Facility).  The borrowing limit under the UI Credit Facility was $105 million.    The use of funds under the UI Credit Facility was to provide additional liquidity for UI’s obligation to either remarket or repay and cancel $103.5 million of pollution control revenue bonds, due to be remarketed in the municipal bond

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

market on February 1, 2012.  The pollution control revenue bonds were repaid and cancelled with the issuance of senior unsecured notes that UI entered into with a group of institutional accredited investors on January 30, 2012, as discussed above.  Subsequently, the UI Credit Facility was terminated.

(E)   INCOME TAXES

The combined statutory federal and state income tax rates for UI for the three month periods ended March 31, 2012 and 2011 were 40.9% and 40.4%, respectively. The increase in the combined statutory federal and state income tax rate for the 2012 period was due to legislation enacted in Connecticut in 2011 which imposed an additional 10% surcharge on the corporation business tax, effective January 1, 2012. This additional surcharge increased the statutory rate of the Connecticut corporation business tax from 8.25% to 9%.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate described above. The effective book income tax rates for the three month periods ended March 31, 2012 and March 31, 2011 were 41.5% and 39.2%, respectively.

(G)  PENSION AND OTHER BENEFITS

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.  During the three months ended March 31, 2012, UIL Holdings contributed $15.5 million to the UI Pension Plan.  Additional contributions during the remainder of 2012 are expected to be approximately $16.1 million.

The following table represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three month periods ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,666	$1,849	$256	$358
Interest cost	5,591	5,299	926	962
Expected return on plan assets	(5,841)	(5,474)	(385)	(426)
Amortization of:
Prior service costs	161	161	(17)	(25)
Transition obligation (asset)	-	-	98	255
Actuarial (gain) loss	3,591	3,507	340	502
Net periodic benefit cost	$5,168	$5,342	$1,218	$1,626

Discount rate	5.05%-5.30%	5.10%-5.35%	5.30%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.00%	8.25%	8.00%	8.25%
Composite health care trend rate (current year)	N/A	N/A	8.00%	8.50%
Composite health care trend rate (2018 forward)	N/A	N/A	5.00%	5.00%

N/A – not applicable

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(H)   RELATED PARTY TRANSACTIONS

A director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leases office space. UI’s expense for this office space, including allocated corporate cost, for each of the three month periods ended March 31, 2012 and 2011 totaled $2.4 million and $2.6 million, respectively.

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such transactions primarily relate to outside professional services and stock based compensation.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At March 31, 2012 and 2011, the Balance Sheet reflects inter-company receivables of $1.5 million and $1.0 million, respectively, and inter-company payables of $11.9 million and $7.8 million, respectively.

Dividends/Capital Contributions

In 2011 and 2012, UI made wire transfers to UIL Holdings on a quarterly basis, representing an amount approximately equal to UI’s forecasted net income, in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the years ended March 31, 2012 and 2011, UI accrued dividends to UIL Holdings of $19.7 million and $19.3 million, respectively.

(J)   COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.2 million as of March 31, 2012.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of ground water monitoring and nuclear fuel storage, at least annually, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  At March 31, 2012, UI has regulatory approval to recover in future rates (through the CTA) its $13.5 million regulatory asset for Connecticut Yankee over a term ending in 2015.

In the Nuclear Waste Policy Act of 1982 (the Act), Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  On November 8, 2010, the DOE appealed the decision to the United States Court of Appeals for the Federal Circuit and on November 19, 2010 Connecticut Yankee filed a notice of cross-appeal.  UI’s 9.5% ownership share would result in a receipt of approximately $3.8 million which, if awarded, would be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  UI’s 9.5% ownership share would result in a receipt of approximately $12.8 million which, if awarded, would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel,

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Concerns

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) for the transfer of title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

A site on the Mill River in New Haven was conveyed by UI in 2000 to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the site into compliance with applicable environmental laws.  As of March 31, 2012, approximately $0.1 million of the escrow fund remains.  QE has since sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  UI is unaware of what agreement was reached between QE and Evergreen Power and Asnat regarding future environmental liability or what remediation activity remains to be undertaken at the site.  In July 2008, Evergreen Power and Asnat submitted a claim to UI seeking compensation for environmental remediation on the property, including the existing building which remains on the site. On January 5, 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things, (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating, and remediating of hazardous substances at the property and (ii) an order directing UI to investigate and remediate the property.  UI’s knowledge of the current conditions at the site is insufficient to make a reasonable update of the original $1.9 million remediation estimate.  UI cannot presently assess the potential financial impact, if any, of the suit, and thus has not recorded a liability related to it.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, CT, on which it operated an oil-fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

 THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.

In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice.  The claim by the general contractor was not settled and UI is vigorously defending the litigation.  Based on the settlement of the claims of the two subcontractors, UI estimates that the claims of the general contractor have been reduced to approximately $8.4 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.  UI also is pursuing an indemnification claim against the general contractor.

UI expects to recover amounts paid to resolve the change order requests through its transmission revenue requirements.

Purchase and Sale Agreement

As part of its plan to consolidate operations and office personnel, on July 7, 2011, UI entered into an agreement for the sale of the Electric System Work Center (ESWC) located at 801 Bridgeport Avenue in Shelton, CT for approximately $10.2 million.  UI acquired the ESWC for approximately $16 million and expects to recover any loss resulting from the sale of the property through the regulatory process.  The transaction, which has been approved by PURA, is expected to close by the first quarter of 2014 after the completion of due diligence, zoning approval, and site plan approval periods.

(K)   FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of March 31, 2012 and March 31, 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2012	(In Thousands)
Assets:
Contracts for differences	$-	$-	$79,795	$79,795
Supplemental retirement benefit trust life insurance policies	-	6,235	-	6,235
	$-	$6,235	$79,795	$86,030

Liabilities:
Contracts for differences	$-	$-	$255,913	$255,913
Long-term debt	-	761,188	-	761,188
	$-	$761,188	$255,913	$1,017,101

Net fair value assets/(liabilities), March 31, 2012	$-	$(754,953)	$(176,118)	$(931,071)

 THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2011	(In Thousands)
Assets:
Contracts for differences	$-	$-	$50,356	$50,356
Deferred Compensation Plan	2,394	-	-	2,394
Supplemental retirement benefit trust life insurance policies	-	5,886	-	5,886
	$2,394	$5,886	$50,356	$58,636

Liabilities:
Contracts for differences	$-	$-	$205,810	$205,810

Net fair value assets/(liabilities), March 31, 2011	$2,394	$5,886	$(155,454)	$(147,174)

The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the March 31, 2012 or March 31, 2011 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  Additional quantitative information about Level 3 fair value measurements is as follows:

	Unobservable Input	Range

Contracts for differences	Risk of non-performance	0.94% - 2.62%
	Discount rate	2.23% - 2.62%
	Forward pricing ($ per MW)	$1.40 - $10.51

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.  A significant change in heating degree days would result in an inverse change in the fair value of the weather derivative contracts.

In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the CfDs are fully recoverable.  As a result, such changes have no impact on UI’s net income.

Fair value of long-term debt is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

Under the UIL Deferred Compensation Plan (DCP), directors, named executive officers and certain other executives may elect to defer certain elements of compensation.  Participants in the DCP are permitted to direct investments of their elective deferral accounts into “deemed” investments consisting of mutual funds and UIL Holdings common stock equivalents.  These investments, which are actively traded in sufficient frequency and volume to provide pricing information on an ongoing basis, are marked-to-market in accordance with ASC 815 “Derivatives and Hedging” based upon such pricing information.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of March 31, 2012 and March 31, 2011 in the active markets for the various funds within which the assets are held.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the three month period ended March 31, 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Three Months Ended
March 31, 2012
(In Thousands)
Net fair value assets/(liabilities), December 31, 2011	$(184,094)
Unrealized gains and (losses), net	7,976
Net fair value assets/(liabilities), March 31, 2012	$(176,118)

Change in unrealized gains (losses), net relating to net fair value assets/(liabilities), still held as of March 31, 2012	$7,976

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the CfDs for the three month period ended March 31, 2012.  The amounts offset the net contract for differences liabilities included in the derivative liabilities detailed above.

Three Months Ended
March 31, 2012
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2011	$184,094
Unrealized (gains) and losses, net	(7,976)
Net regulatory assets/(liabilities), March 31, 2012	$176,118